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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                               (Amendment No. 1)
                                 (Rule 13d-102)

                   INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(b)

                       Under the Securities Exchange Act
                                    of 1934


                        Century Business Services, Inc.
           (formerly known as International Alliance Services, Inc.)
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                  156490 10 4
                                 (CUSIP Number)

                               December 31, 2002
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule 13d-1(b)
[X]       Rule 13d-1(c)
[ ]       Rule 13d-1(d)

(*)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 156490 10 4                   13G            PAGE 2 OF 8 PAGES


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          H. Wayne Huizenga
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    5,422,222(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   5,422,222(1)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,422,222(1)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Includes shares issued upon the exercise of Warrants to purchase 2,000,000 shares of common stock of the Issuer originally included in the reporting person's beneficial ownership in the Schedule 13G filed on August 31, 1998. The additional 2,222,222 Warrants included in the original Schedule 13G expired unexercised.

CUSIP NO. 156490 10 4                    13G            PAGE 3 OF 8 PAGES


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Huizenga Investments Limited Partnership
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    5,422,222(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   5,422,222(1)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,422,222(1)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Includes shares issued upon the exercise of Warrants to purchase 2,000,000 shares of common stock of the Issuer originally included in the reporting person's beneficial ownership in the Schedule 13G filed on August 31, 1998. The additional 2,222,222 Warrants included in the original Schedule 13G expired unexercised.

CUSIP NO. 156490 10 4                    13G            PAGE 4 OF 8 PAGES


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Huizenga Investments, Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    5,422,222(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   5,422,222(1)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,422,222(1)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes shares issued upon the exercise of Warrants to purchase 2,000,000 shares of common stock of the Issuer originally included in the reporting person's beneficial ownership in the Schedule 13G filed on August 31, 1998. The additional 2,222,222 Warrants included in the original Schedule 13G expired unexercised.

CUSIP NO. 156490 10 4                     13G                  PAGE 5 of 8 PAGES



Item 1(a)      Name of Issuer:

               Century Business Services, Inc. (formerly known as International Alliance Services, Inc.)

Item 1(b)      Address of Issuer's Principal Executive Offices:

               6480 Rockside Woods Boulevard South
               Suite 330
               Cleveland, Ohio 44131

Item 2(a)      Name of Persons Filing:

               H. Wayne Huizenga
               Huizenga Investments Limited Partnership ("HILP")
               Huizenga Investments, Inc. ("HII")

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               H. Wayne Huizenga:

               450 East Las Olas Boulevard, Suite 1500
               Fort Lauderdale, Florida 33301

               HILP and HII:

               P.O. Box 50102
               Henderson, Nevada 89106


Item 2(c)      Citizenship:

               H. Wayne Huizenga:
               United States of America

               HILP and HII:
               Nevada

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.01 per share

Item 2(e)      CUSIP Number: 156490 10 4



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CUSIP NO.  156490  10 4               13G                      PAGE 6 OF 8 PAGES


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) ( )   BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT

     (b) ( )   BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT

     (c) ( )   INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT

     (d) ( ) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT

     (e) ( )   INVESTMENT ADVISER IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(E)

     (f) ( )   EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH
               SECTION 240.13d-1(b)(1)(ii)(F)

     (g) ( )   PARENT HOLDING COMPANY OR CONTROL PERSON, IN ACCORDANCE WITH
               SECTION 240.13d-1(b)(ii)(G)

     (h) ( ) A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813)

     (i) ( ) A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80a-3)

     (j) ( )   GROUP, IN ACCORDANCE WITH SECTION 240.13d-1)(b)(1)(ii)(J)



     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


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CUSIP NO.  156490  10 4               13G                      PAGE 7 OF 8 PAGES


ITEM 4         OWNERSHIP:

     (a)       Amount Beneficially Owned:

               H. Wayne Huizenga(1):
               5,422,222(2)

               HILP:
               5,422,222(2)

               HII:
               5,422,222(2)

     (b)       Percent of Class:

               H. Wayne Huizenga:
               5.7%

               HILP:
               5.7%

               HII:
               5.7%

     (c)       Number of Shares as to Which Such Person Has:

                (i) Sole power to vote

                    H. Wayne Huizenga:
                    5,422,222(2)

                    HILP:
                    5,422,222(2)

                    HII:
                    5,422,222(2)

               (ii) Shared power to vote or to direct the vote

                    H. Wayne Huizenga:
                    -0-

                    HILP:
                    -0-

                    HII:
                    -0-

              (iii) Sole power to dispose or to direct the disposition of

                    H. Wayne Huizenga:
                    5,422,222(2)

                    HILP:
                    5,422,222(2)

                    HII:
                    5,422,222(2)

               (iv) Shared power to dispose or to direct the disposition of

                    H. Wayne Huizenga:
                    -0-

                    HILP:
                    -0-

                    HII:
                    -0-


---------------
(1) Mr. Huizenga is the sole shareholder of HII. HII's principal business is to serve as the sole general partner of HILP. HILP's principal business is to make, hold, and manage certain of Mr. Huizenga's investments in publicly traded and other companies, including the 5,422,222 shares referenced in this Schedule 13G.

(2) Includes shares issued upon the exercise of Warrants to purchase 2,000,000 shares of common stock of the Issuer originally included in the reporting person's beneficial ownership in the Schedule 13G filed on August 31, 1998. The additional 2,222,222 Warrants included in the original Schedule 13G expired unexercised.

CUSIP NO.  156490  10 4                  13G                 PAGES 8 of 8 PAGES


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10        CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003               /s/ H. Wayne Huizenga
                                      ----------------------------------
                                      H. Wayne Huizenga

                                      Huizenga Investments Limited Partnership,
                                        a Nevada limited partnership



                                      By: /s/ Huizenga Investments, Inc., a
                                              Nevada corporation, as general
                                              partner


                                      By: /s/ Cris V. Branden
                                          --------------------------------
                                          Cris V. Branden
                                          President, Treasurer and Director


                                      Huizenga Investments, Inc.



                                      By: /s/ Cris V. Branden
                                          --------------------------------
                                          Cris V. Branden
                                          Treasurer